CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Terra Mining Corporation,

We hereby consent to the incorporation into Terra Mining Corporation’s Form 8K, of our report dated January 19, 2011 relating to the consolidated balance sheet of Terra Mining Corporation, for the period ended October 31, 2010 and related consolidated statement of operations, stockholders’ equity and cash flows from March 25, 2010 (inception date) through the period ended October 31, 2010.

/s/ PMB Helin Donovan LLP PMB Helin Donovan LLP
Spokane, WA March 3, 2011